As filed with the Securities and Exchange Commission on April 3, 2018

Registration No. 333-204584

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-204584

UNDER

THE SECURITIES ACT OF 1933

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1153720
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

(502) 891-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

C. Steven Guenthner President Almost Family, Inc. 9510 Ormsby Station Road, Suite 300 Louisville, Kentucky 40223 (502) 891-1000	James A. Giesel Frost Brown Todd LLC 400 W. Market Street, 32nd Floor Louisville, Kentucky 40202-3363 (502) 589-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement of Almost Family, Inc., a Delaware corporation (the “Company”), on Form S-3 (Registration Statement 333-204584), pertaining to the registration of an unspecified number of shares of Common Stock, shares of Series Preferred Stock, Debt Securities, an unspecified number of warrants for the purchase of Common Stock, Preferred Stock or Debt Securities, and an unspecified number of units consisting of some or all of these securities in any combination, up to a maximum aggregate offering price of $300,000,000 (the “Registration Statement”).

On April 1, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 15, 2017 (the “Merger Agreement”), by and among the Company, LHC Group, Inc., a Delaware corporation (“LHC Group”), and Hammer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of LHC Group (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of LHC Group.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 3rd day of April, 2018.

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
C. Steven Guenthner President